EXHIBIT 23.1

CONSENT OF ACCOUNTANT

We consent to the inclusion in this registration statement of Project Romania Inc. on Form SB-2 of our report, dated January 28, 2005, on our audits of the consolidated balance sheets of Project Romania Inc. as of August 31, 2004 and August 31, 2003, and the related statements of operations, shareholders’ equity and cash flows for the year ended August 31, 2004 and for the period from August 15, 2003 (inception) through August 31, 2003. We also consent to the reference to our Firm under the caption "Experts" in the prospectus of this registration statement.

/s/ Miller and McCollom

Miller and McCollom

Wheat Ridge, Colorado

March 21st, 2005